UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 21, 2014

NCR CORPORATION
(Exact name of registrant as specified in its charter)

Commission File Number 001-00395

Maryland	31-0387920
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

3097 Satellite Boulevard
Duluth, Georgia 30096
(Address of principal executive offices and zip code)

Registrant's telephone number, including area code: (937) 445-5000

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01        Entry in to a Material Definitive Agreement.
On November 21, 2014, NCR Corporation (the “Company”) entered into a Receivables Financing Agreement by and among the Company, as servicer, NCR Receivables LLC (“NCR Receivables”), a newly‑formed and wholly‑owned special purpose subsidiary, as borrower, PNC Bank, National Association (“PNC”), as administrative agent, and PNC, The Bank of Tokyo-Mitsubishi UFJ, Ltd., New York Branch, Victory Receivables Corporation and the other lenders from time to time party thereto (the “Receivables Financing Agreement”). In connection therewith, the Company simultaneously entered into a Purchase and Sale Agreement with NCR Receivables, as buyer, and the other originators who will, from time to time, be party thereto (the “Purchase Agreement”).
The Receivables Financing Agreement and the Purchase Agreement establish a revolving U.S. trade receivables securitization facility (the “A/R Facility”) that provides for up to $200 million in funding based on the availability of eligible receivables and other customary factors, and the satisfaction of certain conditions. The A/R Facility has an initial term of two years, unless earlier terminated in accordance with the terms thereof, and may be extended by agreement of the parties.
Under the A/R Facility, the Company will sell or contribute its U.S. trade receivables to NCR Receivables, its wholly-owned subsidiary, as those trade receivables are originated. NCR Receivables has pledged those trade receivables to PNC, as administrative agent, for the benefit of the lenders and other secured parties under the A/R Facility, to secure NCR Receivables’ obligations to repay advances that it obtains from the lenders under the A/R Facility. Substantially all of the net proceeds of these advances are expected to be applied towards the purchase of trade receivables by NCR Receivables from the Company.
The assets of NCR Receivables are restricted collateral for the payment of its obligations under the A/R Facility. NCR Receivables’ assets and credit are not available to satisfy the debts and obligations owed to the creditors of the Company or any other originator under the A/R Facility. The Company is independently liable for its own customary representations, warranties, covenants and indemnities as the originator and as the servicer of the receivables, and to the extent additional originators become party to the A/R Facility, will be obligated to guaranty the performance of the obligations of such originators. The Company will include NCR Receivables’ assets, liabilities and results of operations in its consolidated financial statements.
Advances by a lender under the A/R Facility will accrue interest (i) at a reserve-adjusted LIBOR rate or a base rate equal to the highest of (a) the applicable lender’s prime rate or (b) the federal funds rate plus 0.50%, if the lender is a committed lender, or (ii) based on commercial paper interests rates if the lender is a commercial paper conduit lender. In addition, NCR Receivables paid certain upfront closing fees to the administrative agent for its services and will pay annual commitment and other customary fees to the lenders. NCR Receivables may prepay any advances with two business days’ notice, and may also reduce the facility limit with 15 days’ prior notice.
The A/R Facility contains various customary affirmative and negative covenants and default and termination provisions which provide for the acceleration of the advances under the A/R Facility in circumstances including, but not limited to, failure to pay interest or principal when due, breach of representation, warranty or covenant, certain insolvency events or failure to maintain the security interest in the trade receivables, and defaults under other material indebtedness.
The Receivables Financing Agreement and the Purchase Agreement are filed as exhibits 10.1 and 10.2 hereto, respectively, and are incorporated herein by reference, and the description of the A/R Facility contained herein is qualified in its entirety by the terms of the these agreements.

Item 2.03         Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 is incorporated by reference herein.

Item 9.01        Financial Statements and Exhibits.

(d)    Exhibits:

The following exhibits are attached with this current report on Form 8-K:

Exhibit No.	Description

10.1
Receivables Financing Agreement, dated as of November 21, 2014, by and among NCR Receivables LLC, as borrower, NCR Corporation, as servicer, PNC Bank, National Association, as administrative agent, and PNC Bank, National Association, The Bank of Tokyo-Mitsubishi UFJ, Ltd., New York Branch, Victory Receivables Corporation and the other lender parties from time to time party thereto.

10.2	Purchase and Sale Agreement, dated as of November 21, 2014, among NCR Receivables LLC, as buyer, and NCR Corporation and the other originator parties from time to time party thereto.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NCR Corporation

By:	/s/ Robert Fishman
Robert Fishman
Senior Vice President and Chief Financial Officer
Date: November 25, 2014

EXHIBIT INDEX
The following exhibits are attached with this current report on Form 8-K:

Exhibit No.	Description

10.1
Receivables Financing Agreement, dated as of November 21, 2014, by and among NCR Receivables LLC, as borrower, NCR Corporation, as servicer, PNC Bank, National Association, as administrative agent, and PNC Bank, National Association, The Bank of Tokyo-Mitsubishi UFJ, Ltd., New York Branch, Victory Receivables Corporation and the other lender parties from time to time party thereto.

10.2	Purchase and Sale Agreement, dated as of November 21, 2014, among NCR Receivables LLC, as buyer, and NCR Corporation and the other originator parties from time to time party thereto.